                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                          (Amendment No.  1    )*
                                         ------

                      Mercury Interactive Corporation
                     ----------------------------------
                              (Name of Issuer)

                                Common Stock
                     ----------------------------------
                       (Title of Class of Securities)

                                 589405109
                     ----------------------------------
                              (CUSIP Number)


   * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following page(s))


                                        ---
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CUSIP No. 589405109                   13G                 Page  2  of  6  Pages
          ---------                                            ---    ---

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons
         HL Investment Advisors, Inc.                          06-1051282

-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
                                       Connecticut
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting
 Beneficially                       Power
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power
                                       0
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power
                                       0
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
                                       0

    (Not to be construed as an admission of beneficial ownership)
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
                                       0.0%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
         IA
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

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CUSIP No. 589405109                   13G                 Page  3  of  6  Pages
          ---------                                            ---    ---

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons
         Hartford Capital Appreciation Fund, Inc.                22-2481744

-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
                                       Maryland
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting
 Beneficially                       Power
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power
                                       0
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power
                                       0
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
                                       0

    (Not to be construed as an admission of beneficial ownership)
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
                                       0.0%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
         IV
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP NO. 589405109                                       Page  4  of  6  Pages
          ---------                                            ---    ---


ITEM 1(A).  NAME OF ISSUER
              Mercury Interactive Corporation
-------------------------------------------------------------------------------


ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
              470 Potrero Avenue
              Sunnyvale, CA  94086
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ITEM 2(A).  NAME OF PERSON(S) FILING
              HL Investment Advisors, Inc.
              Hartford Capital Appreciation Fund, Inc.
-------------------------------------------------------------------------------


ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
              200 Hopmeadow Street
              Simsbury, CT  06070
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ITEM 2(C).  CITIZENSHIP
              HL Investment Advisors, Inc. - Connecticut
              Hartford Capital Appreciation Fund, Inc. - Maryland
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ITEM 2(D).  TITLE OF CLASS OF SECURITIES
              Common Stock
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ITEM 2(E).  CUSIP NUMBER
              589405109
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ITEM 3.  TYPE OF REPORTING PERSON:
         HL Investment Advisors, Inc., as a registered investment adviser.

         Hartford Capital Appreciation Fund, Inc., as a registered investment management company.

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CUSIP NO. 589405109                                       Page  5  of  6  Pages
          ---------                                            ---    ---

ITEM 4.  OWNERSHIP

    (a) Amount Beneficially Owned:
         -0- shares of commons tock beneficially owned including

                                                       Number of Shares
         HL Investment Advisors, Inc.                          0
         Hartford Capital Appreciation Fund, Inc.              0
    ---------------------------------------------------------------------------

    (b) Percent of Class:
         0.0%
    ---------------------------------------------------------------------------

    (c) Number of shares as to which such person has:

          (i) sole power to vote or to direct the vote
              See item 5 of cover pages
              -----------------------------------------------------------------
         (ii) shared power to vote or to direct the vote
              See item 6 of cover pages
              -----------------------------------------------------------------
        (iii) sole power to dispose or to direct the disposition of
              See item 7 of cover pages
              -----------------------------------------------------------------
         (iv) shared power to dispose or to direct the disposition of
              See item 8 of cover pages
              -----------------------------------------------------------------

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. /X/


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON
         N/A
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ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
  THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
         N/A
-------------------------------------------------------------------------------


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
         N/A
-------------------------------------------------------------------------------


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP
         N/A
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ITEM 10. CERTIFICATION

    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


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CUSIP NO. 589405109                                     Page  6  of  6  Pages
          ---------                                          ---    ---

                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 12, 1998                HL Investment Advisors, Inc.
      -----------------

                                   BY: /s/ Joseph H. Gareau
                                       ----------------------------------------
                                       Joseph H. Gareau
                                       President



                                       Hartford Capital Appreciation Fund, Inc.


                                   BY: /s/ Joseph H. Gareau
                                       ----------------------------------------
                                       Joseph H. Gareau
                                       President

*Pursuant to the Joint Filing Agreement with respect to Schedule 13G attached hereto as Exhibit I, between HL Investment Advisors, Inc. and Hartford Capital Appreciation Fund, Inc.,this Schedule 13G is filed on behalf of each of them.

                              EXHIBIT I



                                JOINT FILING AGREEMENT


     Each of the undersigned hereby agrees that the Schedule 13G filed herewith is filed jointly, pursuant to Rule 13d-1(f)(1) of the Securities Exchange Act of 1934, as amended, on behalf of each of them.

Dated: February 12, 1998          HL Investment Advisors, Inc.
       -----------

                                  BY:  /s/ Joseph H. Gareau
                                       ----------------------------------------
                                       Joseph H. Gareau
                                       President


                                       Hartford Capital Appreciation Fund, Inc.


                                  BY:  /s/ Joseph H. Gareau
                                       ----------------------------------------
                                       Joseph H. Gareau
                                       President